Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-187452 on Form S-8 of our reports dated February 20, 2014, relating to the consolidated financial statements and financial statement schedule of West Corporation and subsidiaries, and the effectiveness of West Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of West Corporation and subsidiaries for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

February 20, 2014